EXHIBIT 99.1

Press Release New York

SOTHEBY’S ANNOUNCES PROPOSED OFFERING OF
$300 MILLION OF SENIOR NOTES DUE 2022

September 18, 2012, New York -- Sotheby’s (NYSE:BID) is proposing to offer and sell, subject to market and other conditions, up to $300 million in aggregate principal amount of its senior notes due 2022. The notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. Persons under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds of the proposed offering would be used to redeem any and all of our outstanding 7.75% Senior Notes due 2015 at the make-whole price specified in the indenture governing those notes and for general corporate purposes, including the potential repayment of other existing indebtedness.

The notes to be offered will not be registered under the Securities Act or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offering of securities will be made only by means of the confidential offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Contacts:
Press Department  |  212 606 7176  |  Andrew Gully  |  Andrew.Gully@Sothebys.com
Investor Relations  |  212 894 1023  |  Jennifer Park  |  Jennifer.Park@Sothebys.com

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities.   The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris.  The Company also regularly conducts auctions in seven other salesrooms around the world.  Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause actual events to differ materially from those suggested by the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.